                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                              SCHEDULE 13G/A

                 Under the Securities Exchange Act of 1934
                          (Amendment No.   2   )*
                                         ------

                                RAYMOND CORP
                     ----------------------------------
                              (Name of Issuer)

                                  COMMON
                     ----------------------------------
                       (Title of Class of Securities)

                               754-688-109
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of  4  Pages
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CUSIP No. 754-688-109                 13G                 Page  2  of  4  Pages
          ---------                                            ---    ---

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 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     THE HUNTINGTON TRUST COMPANY, N.A.
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 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization
     ORGANIZED UNDER THE LAWS OF THE UNITED STATES OF AMERICA
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Number of Shares              (5) Sole Voting
 Beneficially                       Power  17,207
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power  384,987
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power  15,153
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power  384,987
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                           402,194
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(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
     NOT APPLICABLE
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(11) Percent of Class Represented by Amount in Row (9)
                                           05.41
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(12) Type of Reporting Person*
                                           BK
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                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                          Page  3  of  4  Pages
                                                               ---    ---


ITEM 1(A).  NAME OF ISSUER
               RAYMOND CORP
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ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
               GREENE, N.Y. 13778
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ITEM 2(A).  NAME OF PERSON(S) FILING
               THE HUNTINGTON TRUST COMPANY, N.A.
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ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
               41 S. High St. Columbus, OH 43215
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ITEM 2(C).  CITIZENSHIP
             UNITED STATES OF AMERICA
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ITEM 2(D).  TITLE OF CLASS OF SECURITIES
               COMMON
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ITEM 2(E).  CUSIP NUMBER
               754-688-109
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ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) /X/ Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                          Page  4  of  4  Pages
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ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
                                      402,194
    ---------------------------------------------------------------------------

    (b) Percent of Class:
                                      05.41
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
                                      17,207
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
                                      384,987
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
                                      15,153
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
                                      384,987
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

THE BANK ACTS AS AGENT OR FIDUCIARY WITH RESPECT TO THE SECURITIES REPORTED TO BE BENEFICIALLY OWNED HEREIN, AND, PURSUANT TO THE AGENCY OR FIDUCIARY AGREEMENTS, BENEFICIARIES OR OTHER PERSONS MAY HAVE RIGHTS TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SOME OF THE SECURITIES.
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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
  THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
             NOT APPLICABLE
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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
             NOT APPLICABLE
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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
             NOT APPLICABLE
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ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect, except that the undersigned is aware that George G. Raymond, Jr., filed a Schedule 13D based on events occurring on May 3, 1996, which he subsequently amended, and the undersigned has entered into discussions as to the advisability of forming a group which may have the effect of changing or influencing the control of the issuer.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       ----------------------------------------
                                       (Date)

                                       ----------------------------------------
                                       (Signature)
                                        DAVID A. JONES
                                        Assistant Vice President
                                       ----------------------------------------
                                       (Name/Title)